Exhibit 99.1

Press Release

Regeneron Reports Second Quarter 2026 Financial and Operating Results
•Second quarter 2026 revenues increased 17% to $4.3 billion versus second quarter 2025
•Dupixent® global net sales (recorded by Sanofi) increased 38% to a new all-time high of $6.0 billion
•EYLEA HD® U.S. net sales increased 52% to a new all-time high of $596 million
•Libtayo® global net sales increased 30% to a new all-time high of $489 million
•GAAP EPS of $12.23, including $1.02 negative impact from IPR&D; non-GAAP EPS(a) of $14.29, including $0.99 negative impact from IPR&D
•Sanofi Development Balance fully repaid as of end of second quarter 2026
•Cemdisiran regulatory submissions accepted for review by FDA and EMA for treatment of generalized myasthenia gravis (gMG)
Tarrytown, New York (July 30, 2026) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced financial results for the second quarter of 2026 and provided a business update.
"Regeneron delivered another quarter of strong financial performance, with double-digit top- and bottom-line growth reflecting the continued strength of our commercial portfolio and the potential of our pipeline," said Leonard S. Schleifer, M.D., Ph.D., Board co-Chair, President and Chief Executive Officer of Regeneron. "Of note, global Dupixent, global Libtayo, and U.S. EYLEA HD net product sales increased by 38%, 30%, and 52%, respectively, compared to the second quarter of 2025. With approximately 50 clinical assets, we remain focused on translating our science into even more successful new medicines across a broad array of diseases."
Financial Highlights

($ in millions, except per share data)	Q2 2026	Q2 2025	% Change
Total revenues	$4,291	$3,676	17%
GAAP net income	$1,297	$1,392	(7%)
GAAP net income per share - diluted	$12.23	$12.81	(5%)
Non-GAAP net income(a)	$1,543	$1,424	8%
Non-GAAP net income per share - diluted(a)	$14.29	$12.89	11%

"Second quarter revenues grew 17% and non-GAAP net income per share grew 11%, marking our second consecutive quarter of double-digit growth on both measures," said Christopher Fenimore, Executive Vice President, Finance and Chief Financial Officer of Regeneron. "By the end of the second quarter, we had fully repaid the Sanofi Development Balance, which represented the outstanding amount due to Sanofi for their funding of prior collaboration development activities. The repayment of this obligation will drive a meaningful step-up in collaboration profits beginning in the third quarter. Given our strong financial position, we continue to invest confidently in our pipeline, U.S. manufacturing, and external innovation, while returning capital to shareholders, reflected by the nearly $3.0 billion deployed in the first half of the year to share repurchases, dividends, capital expenditures, and business development."
Business Highlights
Key Pipeline Progress
Regeneron has approximately 50 product candidates in clinical development, including a number of marketed products for which it is investigating additional indications. Updates from the clinical pipeline include:
Dupixent (dupilumab)
•In April 2026, the U.S. Food and Drug Administration (FDA) and European Commission approved Dupixent for the treatment of chronic spontaneous urticaria (CSU), expanding the eligible population to include children aged 2 to 11 years who remain symptomatic despite antihistamine treatment.
EYLEA HD (aflibercept) 8 mg
•In April 2026, the FDA approved the extension of dosing intervals for EYLEA HD up to every 20 weeks (5 months) for patients with wet age-related macular degeneration (wAMD) and diabetic macular edema (DME) following one year of successful response based on visual and anatomic outcomes.
Otarmeni™ (lunsotogene parvec, formerly known as DB-OTO)
•In May 2026, the European Medicines Agency (EMA) accepted for review, under accelerated assessment, the Marketing Authorization Application (MAA) for Otarmeni for the treatment of biallelic OTOF variant-associated hearing loss.
Fianlimab (LAG-3 antibody)
•In May 2026, the Company announced results from the Phase 3 trial evaluating two dose levels of fianlimab in combination with cemiplimab as a first-line treatment for patients with unresectable locally advanced or metastatic melanoma. The trial did not reach statistical significance for the primary endpoint of improvement in progression-free survival (PFS) compared to pembrolizumab monotherapy.
Other Programs
•In June 2026, the Company announced that both the FDA and EMA have accepted the regulatory applications for cemdisiran (C5 RNAi therapy) to treat adult patients with gMG. The FDA will review the New Drug Application (NDA) under priority review with a target action date in November 2026, following use of a Priority Review Voucher. A decision from the European Commission is anticipated in the second half of 2027.
•The Company announced positive results from the Phase 1/2 LINKER-AL2 trial for Lynozyfic® (linvoseltamab) in adults with second-line-plus systemic amyloid light chain amyloidosis. The results were presented at the American Society of Clinical Oncology

(ASCO) 2026 Annual Meeting. The Phase 2 portion of the trial with registrational intent, part of a broad clinical development program investigating Lynozyfic, is underway.
•A Phase 3 study was initiated in peripheral artery disease (PAD) for cenvacibart (REGN7508, an antibody to Factor XI (catalytic domain)), and amrecibart (REGN9933, an antibody to Factor XI (A2 domain)), to evaluate each antibody individually compared to standard of care.
Corporate Updates
•The FDA selected the Company's manufacturing facility in Saratoga Springs, New York, which is currently under construction, to participate in the FDA PreCheck Pilot Program. The FDA PreCheck Pilot Program is intended to support the development of new U.S. pharmaceutical manufacturing facilities by encouraging earlier FDA engagement and providing a more predictable regulatory pathway.
•In May 2026, the Company entered into a collaboration with Parabilis Medicines to discover and develop multiple therapeutic candidates based on Parabilis’ Helicon™ peptide platform.
•The Company announced that it had been named to the Dow Jones Best-in-Class World Index, one of the world’s most recognized benchmarks for corporate sustainability performance, for the seventh consecutive year.
Second Quarter 2026 Financial Results
Revenues

($ in millions)	Q2 2026	Q2 2025	% Change
Net product sales:
EYLEA HD - U.S.	$596	$393	52%
EYLEA® - U.S.	412	754	(45%)
Total EYLEA HD and EYLEA - U.S.	1,008	1,147	(12%)
Libtayo - U.S.	343	248	38%
Libtayo - ROW*	146	129	13%
Total Libtayo - Global	489	377	30%
Praluent® - U.S.	75	66	14%
Evkeeza® - U.S.	53	41	29%
Lynozyfic® - Global	17	—	**
Total net product sales	1,642	1,631	1%

Collaboration revenue:
Sanofi	2,174	1,444	51%
Bayer	276	415	(33%)
Other	6	2	**
Other revenue	193	184	5%
Total revenues	$4,291	$3,676	17%

* Rest of world (ROW)
** Percentage not meaningful or greater than 100%

Net product sales of EYLEA HD increased in the second quarter of 2026, compared to the second quarter of 2025, primarily due to higher sales volumes driven by increased demand, partly offset by a lower net selling price.
Net product sales of EYLEA in the second quarter of 2026, compared to the second quarter of 2025, were negatively impacted by (i) lower sales volumes, driven by decreased demand, as a result of continued competitive pressures and the continued transition of patients to EYLEA HD, and (ii) a lower net selling price.
Global net product sales of Libtayo increased in the second quarter of 2026, compared to the second quarter of 2025, primarily due to higher sales volumes driven by increased demand.
Sanofi collaboration revenue increased in the second quarter of 2026, compared to the second quarter of 2025, due to an increase in the Company's share of profits from the commercialization of antibodies, which were $2.033 billion and $1.282 billion in the second quarter of 2026 and 2025, respectively. The change in the Company's share of profits from the commercialization of antibodies was driven by higher profits primarily associated with an increase in Dupixent sales. In addition, the Sanofi Development Balance was fully repaid as of the end of the second quarter of 2026 and will no longer reduce Sanofi collaboration revenue beginning in the third quarter of 2026.
Refer to Table 4 for a summary of collaboration revenue.
Operating Expenses

	GAAP		% Change	Non-GAAP(a)		% Change
($ in millions)	Q2 2026	Q2 2025		Q2 2026	Q2 2025
Research and development (R&D)	$1,632	$1,422	15%	$1,500	$1,283	17%
Acquired in-process research and development (IPR&D)	$127	$10	**	*	*	*
Selling, general, and administrative (SG&A)	$662	$634	4%	$574	$542	6%
Cost of goods sold (COGS)	$361	$276	31%	$221	$222	—%
Gross margin on net product sales(b)	78%	83%		87%	86%
Cost of collaboration and contract manufacturing (COCM)(c)	$216	$255	(15%)	*	*	*

* GAAP and non-GAAP amounts are equivalent as no non-GAAP adjustments have been recorded
** Percentage not meaningful or greater than 100%
•GAAP and non-GAAP R&D expenses increased in the second quarter of 2026, compared to the second quarter of 2025, driven by the Company's mid- and late-stage clinical pipeline.
•Acquired IPR&D expenses for the second quarter of 2026 included up-front and opt-in payments in connection with collaboration and licensing agreements.
•GAAP gross margin on net product sales decreased in the second quarter of 2026, compared to the second quarter of 2025, primarily due to unabsorbed manufacturing costs as a result of the previously disclosed temporary interruption of bulk manufacturing production at the Company's facility in Limerick, Ireland. As of the end of the second quarter of 2026, bulk manufacturing production returned to normal levels. The interruption did not impact the availability of any of the Company's products.

Other Financial Information
GAAP other income (expense), net decreased in the second quarter of 2026, compared to the second quarter of 2025, primarily due to lower net gains on marketable and other securities.
In the second quarter of 2026, the Company's GAAP effective tax rate (ETR) was 15.1%, compared to 8.4% in the second quarter of 2025. The GAAP ETR increased in the second quarter of 2026, compared to the second quarter of 2025, primarily due to the net change in unrecognized tax benefits, as during the second quarter of 2025 the Company released liabilities associated with unrecognized tax benefits upon the settlement of an IRS audit. In the second quarter of 2026, the non-GAAP ETR was 15.5%, compared to 8.3% in the second quarter of 2025.
A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
Capital Allocation
During the three and six months ended June 30, 2026, the Company repurchased $1.2 billion and $2.0 billion, respectively, of its common stock. As of June 30, 2026, $2.5 billion remained available for share repurchases under the Company's share repurchase programs.
In July 2026, the Company's board of directors declared a cash dividend of $0.94 per share on the Company's common stock and Class A stock, payable on August 31, 2026 to shareholders of record as of August 18, 2026.
2026 Financial Guidance*
The Company's full year 2026 financial guidance consists of the following components:

2026 Guidance
	Prior	Updated
GAAP R&D	$6.450–$6.680 billion	$6.500–$6.635 billion
Non-GAAP R&D(a)	$5.900–$6.100 billion	$5.950–$6.050 billion
GAAP SG&A	$2.860–$3.040 billion	$2.830–$2.960 billion
Non-GAAP SG&A(a)	$2.500–$2.650 billion	$2.500–$2.600 billion
GAAP gross margin on net product sales	77%–78%	78%–79%
Non-GAAP gross margin on net product sales(a)	83%–84%	84%–85%
GAAP COCM	$955 million–$1.035 billion	$985 million–$1.035 billion
Non-GAAP COCM(a)	$940 million–$1.020 billion	$970 million–$1.020 billion
Capital expenditures	$1.100–$1.200 billion	$1.030–$1.100 billion
GAAP effective tax rate	12%–14%	13%–14%
Non-GAAP effective tax rate(a)	13%–15%	14%–15%

* The Company's 2026 financial guidance does not assume the completion of any business development transactions not completed as of the date of this press release

A reconciliation of full year 2026 GAAP to non-GAAP financial guidance is included below:

	Projected Range
($ in millions)	Low	High
GAAP R&D	$6,500	$6,635
Stock-based compensation expense	(550)	(580)
Other	—	(5)
Non-GAAP R&D(a)	$5,950	$6,050

GAAP SG&A	$2,830	$2,960
Stock-based compensation expense	(330)	(350)
Other*	—	(10)
Non-GAAP SG&A(a)	$2,500	$2,600

GAAP gross margin on net product sales	78%	79%
Stock-based compensation expense	1%	1%
Other**	5%	5%
Non-GAAP gross margin on net product sales(a)	84%	85%

GAAP COCM	$985	$1,035
Temporary manufacturing interruption-related costs	(15)	(15)
Non-GAAP COCM(a)	$970	$1,020

GAAP ETR	13%	14%
Income tax effect of GAAP to non-GAAP reconciling items	1%	1%
Income tax expense: Shortfall from stock-based compensation	(<1%)	(<1%)
Non-GAAP ETR(a)	14%	15%

* Includes legal settlements and other costs
** Includes intangible asset amortization and temporary manufacturing interruption-related costs

(a)
This press release uses non-GAAP R&D, non-GAAP SG&A, non-GAAP COGS, non-GAAP gross margin on net product sales, non-GAAP COCM, non-GAAP other income (expense), net, non-GAAP ETR, non-GAAP net income, non-GAAP net income per share, and free cash flow, which are financial measures that are not calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are computed by excluding certain non-cash and/or other items from the related GAAP financial measure. The Company also includes a non-GAAP adjustment for the estimated income tax effect of reconciling items. A reconciliation of the Company's GAAP to non-GAAP results is included in Table 3 of this press release.
The Company makes such adjustments for items the Company does not view as useful in evaluating its operating performance. For example, adjustments may be made for items that fluctuate from period to period based on factors that are not within the Company's control (such as the Company's stock price on the dates share-based grants are issued or changes in the fair value of the Company's investments in equity securities) or items that are not associated with normal, recurring operations (such as acquisition and integration costs). Management uses these non-GAAP measures for planning, budgeting, forecasting, assessing historical performance, and making financial and operational decisions, and also provides forecasts to investors on this basis. With respect to free cash flow, the Company believes that this non-GAAP measure provides a further measure of the Company's ability to generate cash flows from its operations. Additionally, the non-GAAP measures presented are intended to provide investors with an enhanced understanding of the financial performance of the Company's core business operations. However, there are limitations in the use of these and other non-GAAP financial measures as they exclude certain expenses that are recurring in nature. Furthermore, the Company's non-GAAP financial measures may not be comparable with non-GAAP information provided by other companies. Any non-GAAP financial measure presented by the Company should be considered supplemental to, and not a substitute for, measures of financial performance prepared in accordance with GAAP.

(b)	Gross margin on net product sales represents gross profit expressed as a percentage of total net product sales recorded by the Company. Gross profit is calculated as net product sales less cost of goods sold.

(c)	Corresponding reimbursements from collaborators and others for manufacturing product is recorded within revenues.

Conference Call Information
Regeneron will host a conference call and simultaneous webcast to discuss its second quarter 2026 financial and operating results on Thursday, July 30, 2026, at 8:30 AM Eastern Time. Participants may access the conference call live via webcast, or register in advance and participate via telephone, on the "Investors and Media" page of Regeneron's website at www.regeneron.com. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay and transcript of the conference call and webcast will be archived on the Company's website for at least 30 days.
About Regeneron
Regeneron is a leading biotechnology company that invents, develops, and commercializes life-transforming medicines for people with serious diseases. Founded and led by physician-scientists, Regeneron's unique ability to repeatedly and consistently translate science into medicine has led to numerous approved treatments and product candidates in development, most of which were homegrown in Regeneron's laboratories. Regeneron's medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, neurological diseases, hematologic conditions, infectious diseases, and rare diseases.
Regeneron pushes the boundaries of scientific discovery and accelerates drug development using its proprietary technologies, such as VelociSuite®, which produces optimized fully human antibodies and new classes of bispecific antibodies. Regeneron is shaping the next frontier of medicine with data-powered insights from the Regeneron Genetics Center® and pioneering genetic medicine platforms, enabling Regeneron to identify innovative targets and complementary approaches to potentially treat or cure diseases.
For more information, please visit www.regeneron.com or follow Regeneron on LinkedIn, Instagram, Facebook, or X.
Forward-Looking Statements and Use of Digital Media
This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, competing products and product candidates (including biosimilar products) that may be superior to, or more cost effective than, products marketed or otherwise commercialized by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Products") and product candidates being developed by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Product Candidates"); uncertainty of the utilization, market acceptance, and commercial success of Regeneron's Products and Regeneron's Product Candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) or recommendations and guidelines from governmental authorities and other third parties or other factors beyond Regeneron's control on the commercial success of Regeneron's Products and Regeneron's Product Candidates; the nature, timing, and possible success and therapeutic applications of Regeneron's Products and Regeneron's Product

Candidates and research and clinical programs now underway or planned, including without limitation EYLEA HD® (aflibercept) Injection 8 mg, EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Libtayo® (cemiplimab), Praluent® (alirocumab), Kevzara® (sarilumab), Evkeeza® (evinacumab), Veopoz® (pozelimab), Ordspono™ (odronextamab), Lynozyfic® (linvoseltamab), Otarmeni™ (lunsotogene parvec), other clinical programs discussed in this press release, Regeneron's and its collaborators' earlier-stage programs, and the use of human genetics in Regeneron's research programs; the likelihood and timing of achieving any of the anticipated milestones described in this press release; safety issues resulting from the administration of Regeneron's Products and Regeneron's Product Candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s Products and Regeneron's Product Candidates in clinical trials; the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's Product Candidates and new indications for Regeneron's Products, including those listed above and/or otherwise discussed in this press release; the extent to which the results from the research and development programs conducted by Regeneron and/or its collaborators may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; ongoing regulatory obligations and oversight impacting Regeneron's Products, research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and Regeneron's Product Candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates and risks associated with tariffs and other trade restrictions; the ability of Regeneron’s collaborators, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s Products and Regeneron's Product Candidates; the availability and extent of reimbursement or copay assistance for Regeneron’s Products from third-party payors and other third parties, including private payor healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payors and other third parties and new policies and procedures adopted by such payors and other third parties; changes to drug pricing regulations and requirements and Regeneron's drug pricing strategy, including in connection with Regeneron's April 2026 agreements with the U.S. government; other changes in laws, regulations, and policies affecting the healthcare industry; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance, including GAAP and non-GAAP R&D, GAAP and non-GAAP SG&A, GAAP and non-GAAP gross margin on net product sales, GAAP and non-GAAP COCM, capital expenditures, and GAAP and non-GAAP ETR; the potential for any license or collaboration agreement, including Regeneron's agreements with Sanofi and Bayer (or their respective affiliated companies, as applicable), to be cancelled or terminated; the impact of public health outbreaks, epidemics, or pandemics on Regeneron's business; and risks associated with litigation and other proceedings and government investigations relating to the Company and/or its operations (including the pending civil proceedings initiated or joined by the U.S. Department of Justice and the U.S. Attorney's Office for the District of Massachusetts), risks associated with intellectual property of other parties and pending or future litigation relating thereto (including without limitation the patent litigation and other related proceedings relating to EYLEA), the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in

Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2025 and its Form 10-Q for the quarterly period ended June 30, 2026. Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.
Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron's media and investor relations website (https://investor.regeneron.com) and its LinkedIn page (https://www.linkedin.com/company/regeneron-pharmaceuticals).
Non-GAAP Financial Measures
This press release and/or the financial results attached to this press release include amounts that are considered "non-GAAP financial measures" under SEC rules. As required, Regeneron has provided reconciliations of such non-GAAP financial measures.

###

Contact Information:

Ryan Crowe	Christina Chan
Investor Relations	Corporate Affairs
914-847-8790	914-847-8827
ryan.crowe@regeneron.com	christina.chan@regeneron.com

TABLE 1

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	June 30,	December 31,
	2026	2025
Assets:
Cash and marketable securities	$17,822.9	$18,865.8
Accounts receivable, net	6,565.4	5,741.1
Inventories	3,084.3	3,200.8
Property, plant, and equipment, net	5,458.9	5,120.4
Intangible assets, net	1,309.8	1,257.4
Deferred tax assets	4,381.4	4,077.2
Other assets	3,107.9	2,296.0
Total assets	$41,730.6	$40,558.7

Liabilities and stockholders' equity:
Accounts payable, accrued expenses, and other liabilities	$6,407.4	$5,834.2
Finance lease liabilities	720.0	720.0
Deferred revenue	905.2	761.7
Long-term debt	1,986.6	1,985.9
Stockholders' equity	31,711.4	31,256.9
Total liabilities and stockholders' equity	$41,730.6	$40,558.7

TABLE 2

REGENERON PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Net product sales	$1,642.4	$1,631.0	$3,176.9	$3,046.6
Collaboration revenue	2,455.0	1,860.7	4,354.7	3,391.9
Other revenue	193.3	183.9	364.5	265.8
	4,290.7	3,675.6	7,896.1	6,704.3
Expenses:
Research and development	1,631.6	1,421.7	3,175.1	2,749.1
Acquired in-process research and development	127.0	10.0	228.9	22.3
Selling, general, and administrative	662.1	634.2	1,309.8	1,267.2
Cost of goods sold	360.7	275.6	734.1	541.1
Cost of collaboration and contract manufacturing	215.8	254.6	511.8	453.4
	2,997.2	2,596.1	5,959.7	5,033.1

Income from operations	1,293.5	1,079.5	1,936.4	1,671.2

Other income (expense):
Other income (expense), net	245.3	442.8	446.5	764.8
Interest expense	(11.0)	(3.6)	(23.9)	(12.3)
	234.3	439.2	422.6	752.5

Income before income taxes	1,527.8	1,518.7	2,359.0	2,423.7

Income tax expense	230.9	127.1	334.9	223.4

Net income	$1,296.9	$1,391.6	$2,024.1	$2,200.3

Net income per share - basic	$12.62	$13.24	$19.58	$20.78
Net income per share - diluted	$12.23	$12.81	$18.95	$20.02

Weighted average shares outstanding - basic	102.8	105.1	103.4	105.9
Weighted average shares outstanding - diluted	106.0	108.6	106.8	109.9

TABLE 3

REGENERON PHARMACEUTICALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited)
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP R&D	$1,631.6	$1,421.7	$3,175.1	$2,749.1
Stock-based compensation expense	(130.8)	(139.0)	(265.9)	(280.0)
Other costs	(0.6)	—	(0.6)	—
Non-GAAP R&D	$1,500.2	$1,282.7	$2,908.6	$2,469.1

GAAP SG&A	$662.1	$634.2	$1,309.8	$1,267.2
Stock-based compensation expense	(85.5)	(91.8)	(174.7)	(187.0)
Litigation settlements	—	—	5.0	—
Other costs	(2.7)	—	(5.9)	(0.8)
Non-GAAP SG&A	$573.9	$542.4	$1,134.2	$1,079.4

GAAP COGS	$360.7	$275.6	$734.1	$541.1
Stock-based compensation expense	(26.7)	(20.9)	(59.8)	(40.4)
Intangible asset amortization expense	(43.8)	(32.4)	(83.2)	(61.1)
Temporary manufacturing interruption-related costs	(69.4)	—	(161.3)	—
Non-GAAP COGS	$220.8	$222.3	$429.8	$439.6

GAAP COCM	$215.8	$254.6	$511.8	$453.4
Temporary manufacturing interruption-related costs	—	—	(14.8)	—
Non-GAAP COCM	$215.8	$254.6	$497.0	$453.4

GAAP other income (expense), net	$234.3	$439.2	$422.6	$752.5
Gains on marketable and other securities, net	(61.9)	(250.0)	(86.9)	(389.9)
Non-GAAP other income (expense), net	$172.4	$189.2	$335.7	$362.6

GAAP net income	$1,296.9	$1,391.6	$2,024.1	$2,200.3
Total of GAAP to non-GAAP reconciling items above	297.6	34.1	674.3	179.4
Income tax effect of GAAP to non-GAAP reconciling items	(54.3)	(2.1)	(121.8)	(27.7)
Income tax expense: Shortfall from stock-based compensation	3.0	—	6.1	—
Non-GAAP net income	$1,543.2	$1,423.6	$2,582.7	$2,352.0

Non-GAAP net income per share - basic	$15.01	$13.55	$24.98	$22.21
Non-GAAP net income per share - diluted	$14.29	$12.89	$23.72	$21.06

Shares used in calculating:
Non-GAAP net income per share - basic	102.8	105.1	103.4	105.9
Non-GAAP net income per share - diluted	108.0	110.4	108.9	111.7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Effective tax rate reconciliation:
GAAP ETR	15.1%	8.4%	14.2%	9.2%
Income tax effect of GAAP to non-GAAP reconciling items	0.5%	(0.1%)	0.8%	0.4%
Income tax expense: Shortfall from stock-based compensation	(0.1%)	—%	(0.1%)	—%
Non-GAAP ETR	15.5%	8.3%	14.9%	9.6%

Gross margin on net product sales reconciliation:
GAAP gross margin on net product sales	78%	83%	77%	82%
Stock-based compensation expense	2%	1%	2%	2%
Intangible asset amortization expense	3%	2%	2%	2%
Temporary manufacturing interruption-related costs	4%	—%	5%	—%
Non-GAAP gross margin on net product sales	87%	86%	86%	86%

		Six Months Ended June 30,
		2026	2025
Free cash flow reconciliation:
Net cash provided by operating activities		$1,891.9	$2,189.5
Capital expenditures		(470.8)	(448.3)
Free cash flow		$1,421.1	$1,741.2

TABLE 4

REGENERON PHARMACEUTICALS, INC.
COLLABORATION REVENUE (Unaudited)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sanofi collaboration revenue:
Regeneron's share of profits in connection with commercialization of antibodies	$2,032.6	$1,282.1	$3,483.4	$2,300.2
Reimbursement for manufacturing of commercial supplies	141.7	161.5	296.0	326.6
Total Sanofi collaboration revenue	2,174.3	1,443.6	3,779.4	2,626.8

Bayer collaboration revenue:
Regeneron's share of profits in connection with commercialization of EYLEA 8 mg and EYLEA outside the United States	227.3	383.4	467.3	700.7
Reimbursement for manufacturing of commercial supplies	48.9	31.6	96.2	58.2
Total Bayer collaboration revenue	276.2	415.0	563.5	758.9

Other collaboration revenue	4.5	2.1	11.8	6.2

Total collaboration revenue	$2,455.0	$1,860.7	$4,354.7	$3,391.9

TABLE 5
REGENERON PHARMACEUTICALS, INC.
NET PRODUCT SALES OF REGENERON-DISCOVERED PRODUCTS (Unaudited)
(In millions)

	Three Months Ended June 30,
	2026			2025			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
Dupixent(a)	$4,561.1	$1,437.1	$5,998.2	$3,205.0	$1,139.6	$4,344.6	38%
EYLEA HD(b)	$596.3	$366.3	$962.6	$393.2	$241.7	$634.9	52%
EYLEA(b)	$412.2	$300.2	$712.4	$754.3	$736.0	$1,490.3	(52%)
Total EYLEA HD and EYLEA	$1,008.5	$666.5	$1,675.0	$1,147.5	$977.7	$2,125.2	(21%)
Libtayo(c)	$342.6	$146.8	$489.4	$247.8	$128.7	$376.5	30%
Praluent(d)	$74.7	$190.9	$265.6	$65.8	$156.2	$222.0	20%
Kevzara(a)	$143.4	$62.5	$205.9	$95.7	$56.5	$152.2	35%
Lynozyfic	$16.2	$0.3	$16.5	$—	$—	$—	*
Other products(e)	$54.0	$30.6	$84.6	$42.1	$30.0	$72.1	17%

	Six Months Ended June 30,
	2026			2025			% Change
	U.S.	ROW	Total	U.S.	ROW	Total	(Total Sales)
Dupixent(a)	$8,119.5	$2,758.8	$10,878.3	$5,834.4	$2,175.8	$8,010.2	36%
EYLEA HD(b)	$1,064.7	$698.8	$1,763.5	$700.0	$388.1	$1,088.1	62%
EYLEA(b)	$885.3	$696.4	$1,581.7	$1,490.3	$1,447.4	$2,937.7	(46%)
Total EYLEA HD and EYLEA	$1,950.0	$1,395.2	$3,345.2	$2,190.3	$1,835.5	$4,025.8	(17%)
Libtayo(c)	$628.7	$298.9	$927.6	$440.3	$221.3	$661.6	40%
Praluent(d)	$141.3	$370.0	$511.3	$122.6	$292.7	$415.3	23%
Kevzara(a)	$243.9	$106.8	$350.7	$168.5	$100.1	$268.6	31%
Lynozyfic	$26.9	$0.8	$27.7	$—	$—	$—	*
Other products(e)	$131.1	$59.9	$191.0	$73.2	$53.5	$126.7	51%

Note: The table above includes net product sales of Regeneron-discovered products. Such net product sales are recorded by the Company or others, as further described in the footnotes below.
* Percentage not meaningful or greater than 100%
(a) Sanofi records global net product sales of Dupixent and Kevzara, and the Company records its share of profits in connection with global sales of such products within Collaboration revenue
(b) The Company records net product sales of EYLEA HD and EYLEA in the United States, and Bayer records net product sales outside the United States. The Company records its share of profits in connection with sales outside the United States within Collaboration revenue.

(c) The Company records global net product sales of Libtayo and pays Sanofi a royalty on such sales
(d) The Company records net product sales of Praluent in the United States. Sanofi records net product sales of Praluent outside the United States and pays the Company a royalty on such sales, which is recorded within Other revenue.

(e) Included in this line item are products which are sold by the Company and others. Refer to "Second Quarter 2026 Financial Results" section above for a listing of net product sales recorded by the Company. Not included in this line item are net product sales of ARCALYST®, which are recorded by Kiniksa.